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                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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CONTACTS: Sharon Speyer                     Darlene Minnick
          President & CEO                   Vice President/Marketing
          Sky Bank - Mid Am Region          Sky Bank - Mid Am Region
          (419) 249-4956                    (419) 254-7070


        Sky Announces Completion of Standard Federal Branch Acquisition


October 29, 2001 (Toledo, Ohio; NASDAQ: SKYF) Sky Bank - Mid Am Region announced today the completion of its acquisition of ten branch offices of Standard Federal Bank N.A., representing total deposits of approximately $290 million. Nine of the offices are located in metropolitan Toledo, Ohio and one is in Fremont, Ohio. Sky Bank had announced its agreement to acquire the branches on July 11, 2001.

Sky Bank - Mid Am Region is headquartered in Toledo, Ohio and serves northwest Ohio, southeastern Michigan, and northeast Indiana through 60 financial centers and 54 ATMs. Sky Bank is an affiliate of Sky Financial Group, Inc.

Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. Sky operates 210 financial centers and over 200 ATMs serving communities in Ohio, Michigan, Pennsylvania, Indiana, and West Virginia. The company's related financial services affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Picton Cavanaugh, and Meyer & Eckenrode Insurance Group. Sky is located on the web at www.skyfi.com.
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